                                                                    EXHIBIT 99.a

FOR IMMEDIATE RELEASE                                              Contact:
                                                                   Samuel Cypert
                                                                   313-792-6646

          MASCO CORPORATION REPORTS RECORD SALES AND EARNINGS FOR 2003,
                          ANNOUNCES DIVESTITURE PROGRAM
                   AND FORECASTS ANOTHER RECORD YEAR FOR 2004

         Taylor, Michigan (February 13, 2004) - Masco Corporation (NYSE: MAS) today reported that net sales from continuing operations for the year ended December 31, 2003, aided by acquisitions, increased 20 percent to a record $10.9 billion compared with $9.1 billion for 2002.

         Income from continuing operations for the year ended December 31, 2003 was $740 million or $1.51 per common share, which includes the recognition of a non-cash, pre-tax goodwill impairment charge of $142 million ($118 million or $.24 per common share, after tax), the majority of which relates to European businesses that the Company plans to divest. In addition, the Company's results include previously announced charges primarily related to certain European businesses and income from an adjustment of the Behr litigation accrual, which principally offset each other.

         Excluding the impact of the goodwill impairment charge, income from continuing operations was $1.75 per common share. This result is above the Company's previous guidance that earnings, excluding any fourth quarter 2003 unusual items, would be in the range of $1.68 to $1.70 per common share.

         Fourth quarter 2003 net sales from continuing operations increased 18 percent to $2.9 billion compared with $2.4 billion in the 2002 fourth quarter. Income from continuing operations for the fourth quarter of 2003 was $93 million or $.19 per common share and included a non-cash, pre-tax charge for goodwill impairment of $137 million ($113 million or $.24 per common share, after tax). Excluding such charge, income from continuing operations was $.43 per common share.

         The Company reviews its business portfolio on an ongoing basis as part of its corporate strategic planning and has determined that several of its European businesses are not core to the Company's long-term growth strategy and, accordingly, has embarked on a plan of disposition. These businesses had combined 2003 net sales in excess of $350 million and the Company expects net proceeds from the dispositions to exceed $300 million. The dispositions are expected to be completed within the next twelve months and the Company expects to recognize a modest net loss upon the disposition of all of these businesses. First quarter 2004 results will include a charge to reflect those businesses that are expected to be divested at a loss. Any gains resulting from the disposition of individual businesses will be recognized as such transactions are completed.

         The Company continues to experience favorable sales performance in early 2004, and, based on current business trends, believes that it will achieve record sales and earnings for 2004 with full-year earnings from continuing operations in a range of $1.80 to $1.90 per common share. Earnings guidance for 2004 includes a reduction of approximately $.05 per common share resulting from the absence of earnings related to the European businesses to be divested. These businesses will be treated as discontinued operations effective in the first quarter of 2004, which will include the reclassification of their prior period results to discontinued operations. This year's earnings guidance also reflects the Company's expectation that certain operating expenses will continue to increase in 2004, including such items as energy, insurance and certain material and freight costs.

         Based on current business trends, the Company anticipates that first quarter 2004, earnings from continuing operations (seasonally the lowest quarter of the year) may be in a range of $.36 to $.38 per common share (excluding the disposition charge), compared with first quarter 2003 reported earnings of $.32 per common share.

                       MASCO CORPORATION 2003 HIGHLIGHTS:

         FULL-YEAR 2003

                  - Net sales from continuing operations increased 20 percent to a record $10.9 billion.

                  - Key retailer sales were up 10 percent to approximately $3.4 billion.

                  - Income from continuing operations was $1.75 per common share excluding the impact of a goodwill impairment charge.

                  - The Company retired approximately $430 million of Company debt during 2003.

                  - The Company repurchased 37 million shares in 2003 including approximately 2 million shares for employee long-term stock incentive plans.

                  - Working capital (defined as accounts receivable and inventories less accounts payable)as a percentage of sales improved to 18.1 percent of sales at December 31, 2003 from 22.5 percent of sales a year earlier.

                  - The Company has approximately $1.3 billion of cash and marketable securities at year-end.

         FOURTH QUARTER 2003

                  - Net sales from continuing operations increased 18 percent to a record $2.9 billion.

                  -   Key retailer sales were up 22 percent.

                  - Income from continuing operations was $.43 per common share excluding the impact of a goodwill impairment charge compared to $.36 per common share in 2002.


         Headquartered in Taylor, Michigan, Masco Corporation is one of the world's leading manufacturers of home improvement and building products as well as a leading provider of services that include the installation of insulation and other building products.

         A conference call regarding items contained in this release is scheduled for Friday, February 13, 2004 at 11:00 a.m. ET. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (913) 981-4900 (confirmation #675846). The conference call will be webcast simultaneously on the Company's website at www.masco.com and supplemental material, including the financial data referred to on the call and a reconciliation of all non-GAAP information provided on the call, will also be available on the website. A replay of the call will be available on Masco's website or by phone by dialing (719) 457-0820 (replay access code #675846) approximately two hours after the end of the call and will continue through February 19, 2004.

         Masco Corporation's press releases and other information are available through the Company's toll free number, 1-888-MAS-NEWS, or you may visit Masco's website at www.masco.com. For press releases, click on "Investor Relations" and then on "Link to News Center."

         Statements contained herein may include certain forward-looking statements regarding Masco's future sales, earnings growth potential and other developments. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. The Company believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures and ratios should be viewed in addition to, and not as an alternative for, the Company's reported results. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com. Masco undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                     # # # #

                               MASCO CORPORATION
   CONSOLIDATED STATEMENTS OF INCOME FOR THREE MONTHS AND TWELVE MONTHS ENDED
                              12/31/03 AND 12/31/02

                                             In millions, except per share data.

                                                           Three Months Ended         Twelve Months Ended
                                                              December 31                 December 31
                                                         ----------------------      ----------------------
                                                           2003          2002          2003          2002
                                                         --------      --------      --------      --------
Net Sales                                                $  2,862      $  2,421      $ 10,936      $  9,149

Cost of Sales                                               1,982         1,685         7,586         6,258
                                                         --------      --------      --------      --------
   Gross Profit                                               880           736         3,350         2,891

Selling, General and Administrative Expenses                  490           390         1,856         1,459

Goodwill Impairment Charge                                    137            --           142            --

(Income) from Disposition of a Business                        --           (16)           --           (16)

(Income) Charge Regarding Litigation Settlement, Net           (1)          (19)          (72)          147
                                                         --------      --------      --------      --------

   Operating Profit                                           254           381         1,424         1,301

Other Income (Expense), Net                                   (57)          (90)         (208)         (300)
                                                         --------      --------      --------      --------

   Income from Continuing Operations before Income
     Taxes and Minority Interest                              197           291         1,216         1,001

Income Taxes                                                   99           101           463           337
                                                         --------      --------      --------      --------

   Income from Continuing Operations before
     Minority Interest                                         98           190           753           664

Minority Interest                                               5            --            13            --
                                                         --------      --------      --------      --------

   Income from Continuing Operations                           93           190           740           664

Income (Loss) from Discontinued Operations and
 Gain, Net of Income Taxes                                     (1)            5            66            18

Cumulative Effect of Accounting Change, Net                    --            --            --           (92)
                                                         --------      --------      --------      --------

   Net Income                                            $     92      $    195      $    806      $    590
                                                         ========      ========      ========      ========

Earnings per Common Share (Diluted):

   Income from Continuing Operations                     $   0.19      $   0.36      $   1.51      $   1.29

   Income (Loss) from Discontinued Operations and
     Gain, Net of Income Taxes                                 --          0.01          0.13          0.04

   Cumulative Effect of Accounting Change, Net                 --            --            --         (0.18)
                                                         --------      --------      --------      --------

   Net Income                                            $   0.19      $   0.37      $   1.64      $   1.15
                                                         ========      ========      ========      ========

Average Diluted Common Shares Outstanding                     481           529           491           514
                                                         ========      ========      ========      ========

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

Note: 2002 results have been restated to exclude operations which were sold in 2003 and treated as discontinued operations in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

FOURTH QUARTER 2003

- Net sales from continuing operations for the quarter, aided by acquisitions, increased 18 percent with North American sales increasing 13 percent and International sales increasing 44 percent.

- Excluding acquisitions and divestitures, consolidated net sales for the quarter increased 13 percent, with North American internal sales increasing 12 percent; International internal sales increased 18 percent. In local currencies, International sales increased two percent compared with the fourth quarter of 2002.

- Excluding acquisitions and divestitures, the increase in net sales for the fourth quarter of 2003 was primarily due to stronger sales of assembled cabinets, paints and stains, installation services, vinyl windows and faucets.

- Income from continuing operations for the quarter was $93 million or $.19 per common share, and included a non-cash, pre-tax charge for goodwill impairment of $137 million ($113 million or $.24 per common share, after tax). Excluding the impairment charge, income from continuing operations was $.43 per common share compared with the Company's previous guidance of $.38 to $.40 per common share.

- Key retailer sales (excluding discontinued operations) in the quarter increased 22 percent, compared with an eight percent increase in the third quarter of 2003, a seven percent increase in the second quarter of 2003 and a five percent increase in the 2003 first quarter. Combined sales to Home Depot, Lowe's and Wal-Mart in the fourth quarter of 2003 also increased 22 percent compared with an increase of eight percent in the 2003 third quarter, a six percent increase in the second quarter of 2003 and a four percent increase in the first quarter of 2003.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

FOURTH QUARTER 2003 (CONTINUED)

- Sales by segment in the 2003 fourth quarter versus the 2002 fourth quarter were:

          -    Cabinets and Related Products sales increased 13 percent;

          -    Plumbing Products sales increased 31 percent;

          -    Installation and Other Services sales increased 13 percent;

          -    Decorative Architectural Products sales increased 22 percent; and

          -    Other Specialty Products sales increased 16 percent.

-    Gross margins were 30.7 percent in the 2003 fourth quarter compared with
     30.4 percent in the fourth quarter of 2002.

- Operating profit margins as reported were 8.9 percent in the fourth quarter of 2003 compared with 15.7 percent in the fourth quarter of 2002. Operating profit margins, before the goodwill impairment charge in 2003, litigation income in 2003 and 2002, and income from the planned disposition of a business in 2002, were 13.6 percent and 14.3 percent in the fourth quarters of 2003 and 2002, respectively.

- SG&A expenses as a percent of sales, including general corporate expense, were 17.1 percent compared with 16.1 percent in the 2002 fourth quarter. The increase was principally the result of increased advertising and promotion costs.

- General corporate expense was 0.9 percent of sales in the fourth quarter of 2003 compared with 1.0 percent in the comparable period of 2002.

- The Company's tax rate was 50.3 percent in the 2003 fourth quarter reflecting the impact of the goodwill impairment charge ($113 million after the tax benefit of $24 million), which had a lower tax benefit than the statutory rate. Excluding the goodwill impairment charge, the Company's tax rate was 36.8 percent in the 2003 fourth quarter compared with 34.7 percent in the 2002 fourth quarter. The increase in the tax rate is due to an increase in domestic earnings (relative to total earnings), which are taxed at a higher rate than earnings from the Company's foreign operations.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

FOURTH QUARTER 2003 (CONCLUDED)

- The Company's diluted common shares for purposes of calculating earnings per common share were 481 million in the fourth quarter of 2003.

FULL-YEAR 2003

- Net sales from continuing operations for 2003, aided by acquisitions, increased 20 percent to over $10.9 billion compared with $9.1 billion for 2002. North American sales increased 14 percent and International sales increased 49 percent.

- Excluding acquisitions and divestitures, 2003 consolidated net sales increased 9 percent compared with 2002 sales. North American sales increased 8 percent and International sales increased 17 percent. In local currencies, International sales were flat compared with 2002.

- For the full-year 2003, income from continuing operations was $740 million or $1.51 per common share, and included a non-cash, pre-tax charge for goodwill impairment of $142 million ($118 million or $.24 per common share, after tax). Excluding such charge, income from continuing operations was $1.75 per common share.

- Sales of the Company's products continued strong in 2003 with a high single digit increase in combined internal sales growth of assembled cabinets, installation services, faucets, architectural coatings and vinyl windows.

- For the full-year 2003, key retailer sales were approximately $3.4 billion, an increase of approximately 10 percent over $3.1 billion for 2002.

- Combined sales to Home Depot, Lowe's and Wal-Mart also increased by approximately 10 percent compared with 2002.

-    Sales by segment for 2003 versus 2002 were:

          -    Cabinets and Related Products sales increased nine percent;

          -    Plumbing Products sales increased 30 percent;

          -    Installation and Other Services sales increased 31 percent;

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

FULL-YEAR 2003 (CONTINUED)

          -    Decorative Architectural Products sales increased 12 percent; and

          -    Other Specialty Products sales increased 16 percent.

-    Gross margins were 30.6 percent in 2003 compared with 31.6 percent in 2002.

- Operating profit margins as reported were 13.0 percent in 2003 compared with 14.2 percent in 2002. Operating profit margins, before the goodwill impairment charge in 2003, litigation income/charge in 2003 and 2002, accelerated benefit expense in 2003, European charges in 2003 and income from the planned disposition of a business in 2002 were 14.3 percent in 2003 compared with 15.7 percent in 2002.

-    Full-year 2003 gross margins and operating margins were adversely affected by:

     -    Increased energy, insurance and pension costs;

     -    Higher promotion and display costs;

     - Stronger foreign currencies resulting in increased International sales which have lower margins;

     - Product mix and relatively higher sales in product segments with somewhat lower margins; and

     -    Recently acquired companies with lower operating margins.

- SG&A expenses as a percent of sales, including general corporate expense, were 17.0 percent in 2003 compared with 15.9 percent in 2002. The increase was principally the result of increased advertising, promotion and the accelerated benefit expense related to the unexpected passing of the Company's President and Chief Operating Officer.

-    General corporate expense was 1.0 percent of sales in 2003 compared with
     1.1 percent in 2002.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

FULL-YEAR 2003 (CONTINUED)

- The Company's tax rate for 2003 was 38.1 percent reflecting the impact of the goodwill impairment charge ($118 million after the tax benefit of $24 million), which had a lower tax benefit than the statutory rate. Excluding the goodwill impairment charge, the Company's tax rate was 35.9 percent for 2003 compared with 33.7 percent for 2002. The increase in the tax rate is due to an increase in domestic earnings (relative to total earnings), which are taxed at a higher rate than earnings from the Company's foreign operations. The Company anticipates that its tax rate for 2004 will approximate 36 percent.

- Accounts receivable at year-end were 54 days, which were comparable with last year.

- Year-end inventory improved to 47 days for 2003 compared with 56 days for 2002.

- Accounts payable days at year-end improved to 36 days from 33 days a year ago, as the Company continues to negotiate more favorable supplier terms.

- Working capital (defined as accounts receivable and inventories less accounts payable) improved to 18.1 percent of sales at December 31, 2003 from 22.5 percent of sales at December 31, 2002.

- Capital expenditures for 2003 were $271 million or 2.5 percent of sales, compared with $285 million or 3.1 percent of sales in 2002. Depreciation and amortization was $244 million in 2003 compared with $220 million for 2002.

- During 2003, the Company retired approximately $430 million of its outstanding debt. Debt as a percent of total capitalization was 43 percent at December 31, 2003 compared with 47 percent at December 31, 2002.

- The Company repurchased approximately 37 million shares of its Common Stock during 2003, of which approximately 9 million shares were repurchased in the fourth quarter. Approximately 2 million of these shares were used for employee long-term stock incentive plans.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

FULL-YEAR 2003 (CONCLUDED)

- In December 2003, the Company's Board of Directors authorized the purchase of up to 50 million shares of Common Stock, there are approximately 48 million shares remaining under this authorization.

- Return on invested capital was 10.6 percent on an as-reported basis for both 2003 and 2002, and 11.5 percent on an as-reconciled basis for both 2003 and 2002. The Company continues to believe it will achieve its 15 percent return on invested capital target by 2008.

- The Company's liquidity was very strong at year-end with over $1.3 billion in cash and marketable securities. In addition, the Company had unused bank lines of $2 billion.

- The Company increased its quarterly dividend for the 2003 fourth quarter by 14 percent (a larger percentage increase than in recent years) from $.14 to $.16 per common share. The new quarterly dividend reflects the Company's favorable long-term outlook, strong balance sheet and cash flow and recent tax law changes, and makes this the 45th consecutive year in which dividends have been increased.

- The Company's diluted common shares for purposes of calculating earnings per common share were 491 million for the year ended December 31, 2003.

- Final court approval was received for the settlement of all class action lawsuits in the United States involving certain exterior wood coating products manufactured by the Company's subsidiary, Behr Process Corporation.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

2004 OUTLOOK

- The Company reviews its business portfolio on an ongoing basis as part of its corporate strategic planning and has determined that several of its European businesses are not core to the Company's long-term growth strategy and, accordingly, has embarked on a plan of disposition. These businesses had combined 2003 net sales in excess of $350 million and the Company expects net proceeds from the dispositions to exceed $300 million. The dispositions are expected to be completed within the next twelve months and the Company expects to recognize a modest net loss upon the disposition of all of these businesses. First quarter 2004 results will include a charge to reflect those businesses that are expected to be divested at a loss. Any gains resulting from the disposition of individual businesses will be recognized as such transactions are completed.

- The Company continues to experience favorable sales performance in early 2004, and, based on current business trends, believes that it will achieve record sales and earnings for 2004 with full-year earnings from continuing operations expected to be at an all-time record in a range of $1.80 to $1.90 per common share. This year's earnings guidance includes a reduction of approximately $.05 per common share resulting from the absence of earnings related to the European businesses to be divested.

- Based on current business trends, the Company anticipates that first quarter 2004 earnings from continuing operations (seasonally the lowest quarter of the year) may be in a range of $.36 to $.38 per common share (excluding any disposition charge), compared with first quarter 2003 reported earnings of $.32 per common share.

- Based on the current market price for the Company's common stock, diluted common shares for the computation of earnings per common share at January 1, 2004 are 478 million, this excludes the impact of any 2004 repurchases of common stock.

                                MASCO CORPORATION
                        BUSINESS AND FINANCIAL HIGHLIGHTS

         Statements contained herein may include certain forward-looking statements regarding Masco's future sales, earnings growth potential and other developments. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. The Company believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures and ratios should be viewed in addition to, and not as an alternative for, the Company's reported results. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com. Masco undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                                       ###